FOR IMMEDIATE RELEASE

Media Contacts:
Hiebing
Marcie Waters	Erin Elliott
608-256-6357	920-592-3555
mwaters@hiebing.com	eelliott@hiebing.com

Investor Relations Contact:
Schneider
Pat Costello
920-592-SNDR (7637)
investor@schneider.com

Schneider National, Inc. Elects James R. Giertz to Its Board of Directors

GREEN BAY, Wis. – (June 26, 2017) – The Board of Directors of Schneider National, Inc. (NYSE: SNDR) announced today that it has increased the number of directors on the Board to 10 and appointed James R. Giertz as a director. The Board also appointed Giertz to Schneider’s Governance Committee and the Audit Committee.

Giertz served as Chief Financial Officer of H.B. Fuller Company, a formulator, manufacturer and marketer of specialty chemical products, from 2008 until 2016, after which he became Executive Vice President of the company until his retirement in February 2017. He currently serves as a member of the Board of Directors of Hill-Rom Holdings, Inc., a medical technology company, and is also a member of that company’s Audit Committee. Giertz holds a Bachelor’s Degree from Iowa State University and a Master’s Degree in Business Administration from Harvard University.

About Schneider National, Inc.
Schneider is a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions, and operating one of the largest for-hire trucking fleets in North America. We believe we have developed a differentiated business model that is difficult to replicate due to our scale, breadth of complementary service offerings and proprietary technology platform. Our highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling us to serve our customers’ diverse transportation needs. Since our founding in 1935, we believe we have become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding our responsibility to our associates, our customers and the communities that we serve.

Source: Schneider SNDR

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